Exhibit 99.1

   Phase III Medical Signs Royalty Agreement with PSI to Develop New Delivery
           Platform for Therapeutic Proteins and Small Molecule Drugs

    MELVILLE, N.Y.--(BUSINESS WIRE)--Dec. 12, 2003--Phase III Medical, Inc. (OTCBB:PHSM) today announced that it has signed a royalty agreement with Parallel Solutions, Inc. (PSI) to develop a new bioshielding platform technology for the delivery of therapeutic proteins and small molecule drugs in order to extend circulating half-life to improve bioavailability and dosing regimen, while maintaining or improving pharmacologic activity. The market for therapeutic proteins is a multi-billion dollar industry and rapidly growing.
    This technology, if successfully developed, may be able to provide new patent protection for existing pharmaceuticals coming off patent by changing the biochemical properties and resulting in a new and improved product. Advantages of the PSI biomedical polymer system include structural versatility, tunable biodegradability, and adjustable protein binding characteristics.
    The Royalty Agreement provides for PSI to pay Phase III a percentage of the revenue received from the sale of certain specified products or licensing activity. Phase III shall provide capital and guidance to PSI to conduct a Proof of Concept Study to improve an existing therapeutic protein with the goal of validating the bioshielding technology for further commercial development and licensing the technology.
    PSI is working with a unique class of polymers, the Polyphosphazenes, and has made a number of important breakthroughs in the synthesis of these macromolecules. Unlike conventional polymer systems, PSI's technology provides significant capacity for molecular design and rapid polymer derivatization. PSI's proprietary platform combines high throughput synthesis and formulation with a suite of assays for the rapid identification of pharmaceutical candidates.
    "We are delighted to have the support and commitment of Phase III Medical to advance this important program. We believe we can make significant advances in the development of new and improved therapeutics in a broad range of disease areas with high unmet need. PSI's technology is unique and we believe that it has broad potential for developing advanced compounds with specifications to meet the needs of a variety of drug delivery applications," said Dermot Liddy, CEO of PSI.

    Parallel Solutions, Inc. is a Cambridge, MA based technology company engaged in the discovery and development of breakthrough delivery systems, macromolecular drugs and advanced materials. PSI was founded by a group of experienced managers and scientists, including Professors Bob Langer of MIT and Hans Wigzell of the Karolinska Institute.

    Phase III Medical has been focusing on entering the medical sector by acquiring or participating in one or more biotech and/or medical companies or technologies, owning one or more drugs or medical devices, or acquiring rights to one or more of such drugs or medical devices or the royalties therefrom.

    This Release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as the Company's ability to enter the medical sector or acquire any companies or technologies. Forward-looking statements represent management's judgment regarding future events. Although management believes that the expectations reflected in such statements are reasonable, it gives no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements due to a number of factors. These factors include the risks detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and other reports filed with the Securities and Exchange Commission. In addition, no assurances can be given that the Proof of Concept Program will be successful, that any viable technology will arise from that program, that the Company or PSI will be able to commercialize any product or technology that is successfully developed, or that there will be market acceptance of any such product or technology sufficient to generate any material revenues for the Company.


    CONTACT: Phase III Medical
             Mark Weinreb, 631-574-4955